Exhibit 10.1

Execution Version

RESTRUCTURING SUPPORT AGREEMENT

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. NOTHING HEREIN SHALL BE DEEMED TO BE THE SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. THIS RESTRUCTURING SUPPORT AGREEMENT IS ONLY BEING DISTRIBUTED (I) TO PERSONS OUTSIDE THE UNITED STATES AND (II) IN THE UNITED STATES TO PERSONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933.

This RESTRUCTURING SUPPORT AGREEMENT (together with any Exhibits hereto, this “Agreement”) is made and entered into as of November 29, 2017, by and among:

(a)	The undersigned holders of, or nominees, investment managers, advisors or subadvisors to funds that hold, (together with any holders that accede to this Agreement in accordance with Section 12, the “Consenting Term Loan Lenders”) the outstanding term loans (the “Term Loans”) under that certain Amended and Restated Credit Agreement, dated as of December 21, 2013 (the “Credit Agreement”), by and among Cumulus Media Inc., Cumulus Media Holdings Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto from time to time (the “Lenders”);

(b)	the undersigned holders of, or nominees, investment managers, advisors or subadvisors to funds that hold, (together with any holders that accede to this Agreement in accordance with Section 12, the “Consenting Equityholders”) as applicable, equity interests in Cumulus Media Inc., warrants, options, calls or other rights to purchase or subscribe for common stock or voting securities of Cumulus Media Inc. or other securities, or interests exercisable, exchangeable, or convertible into any equity interests or voting securities of Cumulus Media Inc. (collectively, the “Equity Interests”); and

(c)	Cumulus Media Inc., on behalf of itself and each of its subsidiaries listed on Annex A to the Term Sheet (the “Company”).

“Parties” is defined collectively to include the Consenting Term Loan Lenders, the Consenting Equityholders, and the Company.

As of the execution date of this Agreement, the Company has not commenced a case under title 11 of the United States Code (the “Bankruptcy Code”). The Restructuring (as defined below) contemplated in this Agreement, which is supported by the Consenting Term Loan Lenders and the Consenting Equityholders, shall be implemented through a chapter 11 plan process involving the Company consistent with the Restructuring (as defined below) as described in the Term Sheet (as defined below).

RECITALS

WHEREAS, the Parties have engaged in good faith and arm’s-length negotiations regarding a restructuring of the Company;

WHEREAS, on the date hereof, (i) the Company, and (ii) the steering committee of certain direct or beneficial owners holding in excess of 50% in the aggregate of the outstanding principal amount of the Term Loans and represented by Arnold & Porter Kaye Scholer LLP (the “Term Loan Lender Steering Committee”) agreed to a summary term sheet, attached hereto as Exhibit A (the “Term Sheet”)1 relating to a proposed financial restructuring of the Company (the “Restructuring”) to be implemented through a plan of reorganization (the “Chapter 11 Plan”) to be filed by the Company in connection with cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under chapter 11 of the Bankruptcy Code;

WHEREAS, the Consenting Equityholders own shares of common stock and/or other equity interests of Cumulus Media Inc.;

WHEREAS, the Parties have agreed to support the Restructuring subject to and in accordance with the terms of this Agreement and desire to work together to complete the negotiation of the terms of the documents and completion of each of the actions necessary or desirable to effect the Restructuring; and

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

The Term Sheet and each of the other exhibits hereto are fully incorporated by reference herein and are made part of this Agreement as if fully set forth herein and all references to this Agreement shall include and incorporate such exhibits, including the Term Sheet. The general terms and conditions of the Restructuring are set forth in the Term Sheet; provided however, that (i) the Term Sheet is supplemented by the terms and conditions of this Agreement, (ii) to the extent there is a conflict between the Term Sheet and this Agreement, the terms and provisions of this Agreement will govern, and (iii) to the extent there is a conflict between the Term Sheet or this Agreement, on the one hand, and the Restructuring Documents (as defined below), on the other hand, the terms and provisions of the Restructuring Documents shall govern.

In this Agreement, unless the context otherwise requires:

(a)	words importing the singular also include the plural, and references to one gender include all genders;

[1]	Any terms used but not defined herein shall have the meaning ascribed to such term in the Term Sheet.

(b)	the headings in this Agreement are inserted for convenience only and do not affect the construction of this Agreement and shall not be taken into consideration in its interpretation;

(c)	the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)	the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive; and

(e)	references to any governmental entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, or judicial or administrative body, in any jurisdiction shall include any successor to such entity.

Section 1. Conditions to Effectiveness of this Agreement

This Agreement shall become effective and binding on each of the Parties upon satisfaction of each of the following conditions (the “RSA Effective Date”):

(a)	the execution and delivery of this Agreement by holders of Term Loans that hold, in the aggregate, at least 66.67% in amount of the aggregate outstanding principal amount of the Term Loans;

(b)	the execution and delivery of this Agreement by the Company; and

(c)	payment by the Company of all Transaction Expenses as set forth in invoices delivered to the Company on or before November 28, 2017.

provided, however, that it shall be a condition to the effectiveness of this Agreement with respect to any Consenting Equityholder that it shall have executed and delivered this Agreement to the Company.

Section 2. Timeline.

Until the earlier of the Termination Date and the Effective Date (as defined herein), the Parties agree to take any and all reasonably necessary or appropriate actions in furtherance of the Restructuring contemplated by this Agreement and the Term Sheet, including the occurrence of the following milestones (the “Milestones”):

(a)	The RSA Effective Date shall have occurred by November 30, 2017;

(b)	The Company shall have filed the Chapter 11 Cases no later than November 30, 2017 (the “Petition Date”);

(c)	The Bankruptcy Court shall have entered the order approving the motion seeking authority to use cash collateral and grant adequate protection to the Lenders (the “Cash Collateral Order”) on an interim basis within three (3) business days of the Petition Date, or such later date to which the Company and the Term Loan Lender Steering Committee agree in writing;

(d)	The Company shall have filed the Chapter 11 Plan and the disclosure statement with respect to the Chapter 11 Plan (the “Disclosure Statement”) within ten (10) days of the Petition Date, or such later date to which the Company and the Term Loan Lender Steering Committee agree in writing;

(e)	The Bankruptcy Court shall have entered the Cash Collateral Order on a final basis within thirty (30) days of the Petition Date, or such later date to which the Company and the Term Loan Lender Steering Committee agree in writing;

(f)	The Bankruptcy Court shall have approved the Disclosure Statement within ninety (90) days of the Petition Date, or such later date to which the Company and the Term Loan Lender Steering Committee agree in writing;

(g)	The Bankruptcy Court shall have entered the order confirming the Chapter 11 Plan within one hundred fifty (150) days of the Petition Date, or such other date to which the Company and the Term Loan Lender Steering Committee agree in writing; and

(h)	The effective date of the Chapter 11 Plan (the “Effective Date”) shall have occurred within one-hundred eighty (180) days of the Petition Date, or such other date to which the Company and the Term Loan Lender Steering Committee agree in writing.

Section 3. Commitment of the Consenting Term Loan Lenders.

Subject to the terms and conditions of this Agreement and the Term Sheet, each of the Consenting Term Loan Lenders agrees (severally and not jointly) with the Company that it shall and it shall use its commercially reasonable efforts to cause each of its respective affiliates that are Lenders and/or holders of Senior Notes during the term of this Agreement to:

(a)	use commercially reasonable efforts to consummate and complete the Restructuring, including taking reasonably necessary actions in furtherance of the Restructuring and this Agreement (it being understood that the Consenting Term Loan Lenders shall not be required to undertake any cost or expense in furtherance of the foregoing that is not paid by the Company pursuant to Section 19 hereof);

(b)	negotiate in good faith all documentation relating to the Restructuring, including, without limitation, those documents specifically contemplated in the Term Sheet, the Chapter 11 Plan and any documents relating thereto or contemplated thereby, including, without limitation, (i) the Disclosure Statement, (ii) the Chapter 11 Plan, (iii) any supplement to the Chapter 11 Plan, (iv) the New First Lien Credit Agreement, (v) all organizational and constitutional documents of Reorganized Cumulus, (vi) any documents ancillary to any of the foregoing, and (vii) any amendments or modifications to any of the foregoing (each of (i)-(vii) together with any other definitive documentation relating to the Restructuring, the “Restructuring Documents”). Each of the Restructuring Documents shall contain provisions consistent in all material respects with the Term Sheet;

(c)	not take, nor encourage any other person or entity to take, any action that directly or indirectly interferes with or delays the acceptance or implementation of the transactions contemplated by the Restructuring and this Agreement, including the Releases, including, without limitation, initiating or joining any legal proceeding, objecting, directly or indirectly, to the Chapter 11 Plan or the Restructuring Documents, or directly or indirectly negotiating or soliciting any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, or restructuring of the Company or any of its subsidiaries that is inconsistent with or that would be reasonably likely to prevent, delay, or impede the consummation of the Restructuring (an “Alternative Restructuring”);

(d)	timely vote all of its claims against the Company (including, without limitation and as applicable, its Term Loans) (together, the “Covered Claims”), to accept the Chapter 11 Plan in accordance with the applicable procedures set forth in the Disclosure Statement and any other solicitation materials, and timely return a duly-executed ballot in connection therewith (it being understood that such votes will be irrevocable during the term of this Agreement, except as otherwise provided herein);

(e)	not withdraw, amend, or revoke (or cause to be withdrawn, amended or revoked) its vote with respect to the Covered Claims with respect to the Chapter 11 Plan; provided, however, that such vote shall, without any further action by the applicable Consenting Term Loan Lender, be deemed automatically revoked (and, upon such revocation, deemed void ab initio) by the applicable Consenting Term Loan Lender upon the Termination Date;

(f)	consistent with Section 24, of this Agreement, consent to the Releases (as defined below) and not object to (or support any party’s objection to) or make an election to opt-out of any such Releases; provided, however, that consent by a Consenting Term Loan Lender to the Releases shall, without any further action by the applicable Consenting Term Loan Lender, be deemed automatically revoked (and, upon such revocation, deemed void ab initio) by the applicable Consenting Term Loan Lender upon the Termination Date;

(g)	to the extent that a legal or structural impediment to consummation of the Chapter 11 Plan arises outside of the jurisdiction of the Bankruptcy Court, and such legal or structural impediment does not otherwise provide the Consenting Term Loan Lenders with a right to terminate this Agreement, negotiate in good faith to address any such impediment;

(h)

provide prompt written notice to the Company between the date hereof and the Effective Date of the Chapter 11 Plan of (i) the occurrence, or failure to occur, of any event of which the occurrence or failure to occur would be reasonably likely to cause (A) any representation or warranty of such Consenting Term Loan Lender contained in this Agreement to be untrue or inaccurate in any material respect, (B) any material covenant of such Consenting Term Loan Lender contained in this Agreement not to be satisfied in any material respect, or (C) any condition precedent contained in the Chapter 11 Plan or this Agreement not to occur or become impossible to satisfy, (ii) receipt of any written notice from any third party alleging that the consent of such party is or may be required as a condition precedent to consummation of the transactions contemplated by the Restructuring, (iii) receipt of any written notice from any governmental body that is material to the consummation of the transactions contemplated by the Restructuring, (iv) receipt of any written notice of any proceeding commenced or threatened against any Party that would otherwise affect in any material respect the transactions contemplated by the Restructuring, and (v) any failure of such Consenting Term Loan Lender to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder as a condition precedent to the consummation of the transactions contemplated by the Restructuring; and

(i)	permit the disclosure of this Agreement, and the aggregate amount of Covered Claims held by the Consenting Term Loan Lenders; provided, however, that the Company shall not disclose (i) individual Covered Claims amounts held by any Consenting Term Loan Lenders to any other party (including to other Consenting Term Loan Lenders), or (ii) the identity of any Consenting Term Loan Lender to any other party (including to other Consenting Term Loan Lenders) without the prior written consent of such Consenting Term Loan Lender.

Notwithstanding anything contained in this Agreement, no Consenting Term Loan Lender shall be:

(a)	obligated to deliver a consent or vote to accept the Chapter 11 Plan, or prohibited from withdrawing such consent or vote, in each case, upon the termination of this Agreement as to such Consenting Term Loan Lender (provided that the Consenting Term Loan Lender is not then in material breach of its own obligations under this Agreement);

(b)	prohibited, limited, or restricted from contesting (in a proceeding or otherwise) whether any matter, fact or thing, is a breach of, or inconsistent with, this Agreement;

(c)	prohibited, limited, or restricted from asserting or raising any objection expressly permitted under this Agreement in connection with any hearing in the Bankruptcy Court, including, without limitation, any hearing on confirmation of the Chapter 11 Plan;

(d)	prohibited, limited, or restricted from asserting any rights, claims, and/or defenses under the Credit Agreement, the Security Agreement (as defined in the Credit Agreement), and any related documents or agreements;

(e)	prohibited, limited or restricted from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases or asserting or raising any objection permitted under this Agreement in connection with any hearing on confirmation of the Chapter 11 Plan or any other matter so long as such appearance, objection, and the positions advocated in connection therewith are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring in a manner inconsistent with this Agreement; or

(f)	prohibited, limited or restricted from engaging in discussions with or among any or all of the Company, officers, representatives, or advisors, any other Lender or its affiliates, or any of their respective officers, representatives or advisors, or any other party; provided, however, that such discussions shall not be for the purpose of hindering, delaying, or preventing the consummation of the Restructuring in a manner inconsistent with this Agreement.

Section 4. Commitment of the Consenting Equityholders.

Subject to the terms and conditions of this Agreement and the Term Sheet, each of the Consenting Equityholders agrees (severally and not jointly) with the Company that it shall and it shall cause each of its respective affiliates during the period beginning on the RSA Effective Date and ending on the earlier of the Equityholder-Only Termination Date (as defined below) applicable to such Consenting Equityholder and the Termination Date (as defined below):

(a)	not to (and direct any applicable custodian or prime broker, not to) (i) sell, assign, hypothecate, pledge, or otherwise transfer, including by the declaration of a worthless stock deduction for any tax year ending on or prior to the Effective Date (as defined in the Term Sheet), grant a participation interest in or otherwise dispose of, directly or indirectly, its right, title or interest (including, for the avoidance of doubt, certain transfers of and declarations of worthlessness with respect to equity securities in the Company) in respect of any of such Consenting Equityholder’s Equity Interests, as applicable, in whole or in part, or (ii) grant any proxies, deposit any of such Consenting Equityholder’s Interests against the Company, as applicable, into a voting trust, or enter into a voting agreement with respect to any such Equity Interests, in the case of (i) or (ii), other than transfers of interests in Consenting Equityholders and transfers among affiliates of Consenting Equityholders that are or become parties to this Agreement prior to the effectiveness of such transfer, in each case, provided that such transfers do not impair any of the Company’s tax attributes or its ability to consummate the Restructuring. By executing this Agreement, each Consenting Equityholder agrees that any action taken in violation of this Section 4(a) shall be deemed null and void ab initio and of no force and effect without further action by any party;

(b)	cooperate in terminating and/or waiving the provisions of any shareholders’ agreement with the Company to which it is a party provided that all other parties to any such agreement also so terminate and/or waive;

(c)	consistent with Section 24, of this Agreement, consent to the Releases (as defined below) and not object to (or support any party’s objection to) or make an election to opt-out of any such Releases; provided, however, that consent by a Consenting Equityholder to the Releases shall, without any further action by the applicable Consenting Equityholder, be deemed automatically revoked (and, upon such revocation, deemed void ab initio) by the applicable Consenting Equityholder upon the earlier of the Equityholder-Only Termination Date and the Termination Date;

(d)	not take, nor encourage any other person or entity to take, any action that directly or indirectly interferes with or delays the acceptance or implementation of the transactions contemplated by the Restructuring or this Agreement, including the Releases, including, without limitation, initiating or joining any legal proceeding, objecting, directly or indirectly, to the Chapter 11 Plan or the Restructuring Documents, or directly or indirectly negotiating or soliciting any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, or restructuring of the Company or any of its subsidiaries that is inconsistent with or that would be reasonably likely to prevent, delay, or impede the consummation of the Restructuring;

(e)	support, and use reasonable best efforts to take all actions necessary or reasonably requested by the Company to facilitate the confirmation and consummation of the Chapter 11 Plan and the Restructuring;

(f)	not assert any claims or any kind of priority against the Company in the Chapter 11 Cases (provided, that each Consenting Equityholder and its respective affiliates shall have the right to file a proof of claim in the Chapter 11 Cases in compliance with the bar date to preserve its right to assert its claims if this Agreement terminates in accordance with its terms);

(g)	provide prompt written notice to the Company between the date hereof and the Effective Date of the Chapter 11 Plan of the occurrence, or failure to occur, of any event of which the occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty of such Consenting Equityholder contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any material covenant of such Consenting Equityholder contained in this Agreement not to be satisfied in any material respect; and

(h)	permit the disclosure of this Agreement, and the aggregate amount of Equity Interests held by the Consenting Equityholders.

Section 5. Commitment of the Company.

Subject to the terms hereof, the Company shall, jointly and severally:

(a)	use commercially reasonable efforts to consummate and complete the Restructuring, including taking all necessary and appropriate actions in furtherance of the Restructuring, the Chapter 11 Plan, the Releases, and this Agreement;

(b)	use commercially reasonable efforts to meet all Milestones;

(c)	use commercially reasonable efforts to obtain any and all required regulatory approvals for the Restructuring embodied in the Restructuring Documents, including the Chapter 11 Plan;

(d)	provide draft copies of the Chapter 11 Plan, Chapter 11 plan supplement, Disclosure Statement, motion to approve solicitation of the Chapter 11 Plan, the form of ballots, any proposed Confirmation Order, any motion to approve the use of cash collateral, any Cash Collateral Order, any proposed amended version of the Chapter 11 Plan or the Disclosure Statement, all “first day” and “second day” pleadings (including forms of orders thereof), and any other material motions, draft orders, pleadings or briefs (collectively, the “Two-Day Review Motions”) the Company intends to file with the Bankruptcy Court to the Term Loan Lender Steering Committee (via email to counsel Arnold & Porter Kaye Scholer LLP) at least two (2) days prior to filing with the Bankruptcy Court, with all other motions, applications, pleadings and briefs (the “Other Motions”) the Company intends to file with the Bankruptcy Court to be provided to counsel to the Term Loan Lender Steering Committee as soon as reasonably practicable prior to filing with the Bankruptcy Court, but in any event no fewer than twelve (12) hours prior to filing with the Bankruptcy Court, and in each case consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court; provided that (i) the Debtors shall not be required to provide draft copies of any retention applications, any fee statements, or any fee applications to the Term Loan Lender Steering Committee, and (ii) if the notice required by this Section 5(d) with respect to Other Motions is not reasonably practicable with respect to any document, the Debtors may provide notice, prior to the expiration of such deadline, that such deadline cannot be met to the Term Loan Lender Steering Committee (via email to counsel Arnold & Porter Kaye Scholer LLP) and, if such document is provided to the Term Loan Lender Steering Committee as soon as reasonably practicable, no Termination Event shall occur as a result of such failure to comply with the terms of this Section 5(d) with respect to Other Motions;

(e)	file the Two-Day Review Motions and the Other Motions (other than those set forth in Sections 5(d)(i) and 5(d)(ii)) in form and substance reasonably acceptable to the Term Loan Lender Steering Committee (unless such document is subject to a higher standard of review and approval by the Term Loan Lender Steering Committee, in which case such higher standard of review and approval shall apply) and the Company, and seek interim and final (to the extent applicable and/or necessary) orders, in form and substance reasonably acceptable to the Term Loan Lender Steering Committee and the Company, from the Bankruptcy Court approving the relief requested in such documents;

(f)	provide draft copies of any motion for interim and final orders approving procedures regarding equity trading (and related proposed order), Chapter 11 Plan, Chapter 11 plan supplement, Disclosure Statement, motion to approve solicitation of the Chapter 11 Plan, the form of ballots, any proposed Confirmation Order, any proposed amended version of the Chapter 11 Plan or the Disclosure Statement to the Consenting Equityholders at least two (2) days prior to filing with the Bankruptcy Court;

(g)	file a customary “first day” motion for interim and final order approving procedures regarding equity trading that provides that, among other things, upon termination of this Agreement with respect to a Consenting Equityholder such Consenting Equityholder shall have the right to move the Bankruptcy Court for an order permitting the Consenting Equityholder to take any actions set forth in Section 4(a) hereof (and all other parties shall have the right to oppose such motion) and which shall be otherwise reasonably acceptable to the Consenting Equityholders and the Term Loan Lender Steering Committee, the approval of which the Company shall seek as soon as reasonably practicable after the Petition Date;

(h)	permit the disclosure of this Agreement, the aggregate amount of Equity Interests held by the Consenting Equityholders, and the aggregate amount of Covered Claims held by the Consenting Term Loan Lenders; provided, however, that the Company shall not disclose (i) individual Covered Claims amounts held by any Consenting Term Loan Lenders or (ii) the identity of any Consenting Term Loan Lender to any other party (including to other Consenting Term Loan Lenders) without the prior written consent of such Consenting Term Loan Lender;

(i)	to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided that the economic outcome for the Parties and other material terms of this Agreement are preserved in any such provisions;

(j)	subject to Section 14 of this Agreement, not directly or indirectly (A) join in or support any alternative plan or transaction other than the Chapter 11 Plan; or (B) take any action to alter in any material respect, unreasonably delay, interfere with, or impede the approval or ratification, as applicable, of the Restructuring, the Disclosure Statement, the solicitation and solicitation procedures, the Releases, and confirmation and consummation of the Chapter 11 Plan;

(k)	subject to Section 14 of this Agreement, not, nor encourage any other person or entity to, take any action that would, or would reasonably be expected to, breach or be inconsistent with this Agreement or, directly or indirectly, interfere with the acceptance, confirmation or consummation of the Plan, approval of the Releases, or implementation of the Restructuring;

(l)	continue to operate the Company’s business in the ordinary course in accordance with its reasonable business judgment and, subject to applicable laws, use commercially reasonable efforts to, consistent with the pursuit and consummation of the Restructuring and the transactions contemplated thereby, preserve intact in all material respects the current business operations of the Company and its subsidiaries;

(m)	not commence an avoidance action or other legal proceeding that challenges the validity, enforceability, or priority of the Term Loans or obligations under the Credit Agreement, or any liens securing the same;

(n)	pay all Transaction Expenses consistent with the terms of Section 19 hereof;

(o)	not take any action inconsistent with, or omit to take any action required by the Credit Agreement, except to the extent that any such action or inaction is expressly contemplated or permitted by this Agreement, the Chapter 11 Plan or any of the other Restructuring Documents; and

(p)	provide prompt written notice to the Consenting Term Loan Lenders and the Consenting Equityholders between the date hereof and the Effective Date of the Chapter 11 Plan of (i) the occurrence, or failure to occur, of any event of which the occurrence or failure to occur would be reasonably likely to cause (A) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect, (B) any material covenant of the Company contained in this Agreement not to be satisfied in any material respect, or (C) any condition precedent contained in the Chapter 11 Plan or this Agreement not to occur or become impossible to satisfy, (ii) receipt of any written notice from any third party alleging that the consent of such party is or may be required as a condition precedent to consummation of the transactions contemplated by the Restructuring and this Agreement, including the Releases, (iii) receipt of any written notice from any governmental body that is material to the consummation of the transactions contemplated by the Restructuring, (iv) receipt of any written notice of any proceeding commenced or threatened against the Company that would otherwise affect in any material respect the transactions contemplated by the Restructuring and this Agreement, including the Releases, and (v) any failure of the Company to comply, in any material respect, with or satisfy any covenant, condition, or agreement to be complied with or satisfied by them hereunder as a condition precedent to the consummation of the transactions contemplated by the Restructuring.

The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice); provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

Notwithstanding anything to the contrary in Sections 4 or 5 of this Agreement, each of the Company’s officers and directors, in such capacities, is not, by virtue of the Company’s or the Consenting Equityholders’ obligations under this Agreement, prohibited from taking, or from refraining to take, any actions that are consistent with, and not in violation of, Section 14 of this Agreement, and neither the Company nor any Consenting Equityholder that is affiliated with such officer or director shall be in violation of this Agreement by virtue of such individual taking, or refraining from taking, any such action, so long as any such action is consistent with the fiduciary obligations of the Company under applicable law (as reasonably determined by the Company after consultation with counsel).

Section 6. Lender Termination Event.

This Agreement and the obligations hereunder may be terminated by the Majority Consenting Term Loan Lenders (as defined below) upon the giving of notice thereof to the Company (except as otherwise expressly provided herein with respect to a Lender Termination Event of the type specified in clauses (d), (e) or (t) of this Section 6), at any time after the occurrence, and during the continuation of, any of the following events (each, a “Lender Termination Event”):

(a)	the breach in any material respect by the Company, of any of the material undertakings or covenants of the Company set forth herein and, to the extent such breach is susceptible to cure, such breach remains uncured for a period of five (5) business days after the receipt of notice of such breach;

(b)	any representation or warranty in this Agreement made by the Company shall have been untrue in any material respect when made or shall have become untrue in any material respect and, if such breach is susceptible to cure, such breach remains uncured for a period of five (5) business days following the Company’s receipt of notice thereof;

(c)	the failure of the Company to meet any Milestone;

(d)	the Restructuring Documents and any amendments, modifications, or supplements thereto filed by the Company include terms that are materially inconsistent with the Term Sheet and are not otherwise reasonably acceptable in all respects to the Requisite Consenting Term Loan Lenders (as defined below), and such event remains uncured for a period of five (5) business days following the Company’s receipt of notice thereof;

(e)	a Restructuring Document materially alters the treatment of the Lenders specified in the Term Sheet (including, without limitation, any material term of the New First Lien Credit Agreement) and the Requisite Consenting Term Loan Lenders have not consented to such material alteration, and such breach remains uncured for a period of two (2) business days following the Company’s receipt of notice thereof;

(f)	the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring, and such ruling, judgment or order has not been stayed, reversed, or vacated within twenty-five (25) calendar days after such issuance;

(g)	the conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(h)	the dismissal of one or more of the Chapter 11 Cases;

(i)	the appointment of a trustee, receiver, or examiner with expanded powers in one or more of the Chapter 11 Cases;

(j)	the commencement of an involuntary bankruptcy case against the Company under the Bankruptcy Code, if such involuntary case is not dismissed within sixty (60) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(k)	the preparation and/or filing of a motion to the Bankruptcy Court seeking to reject or otherwise not perform under this Agreement;

(l)	the Bankruptcy Court enters an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, provided, that if such order is subject to appeal, a Lender Termination Event shall result if such breach remains uncured or unappealed for a period of five (5) business days following the Company’s receipt of notice thereof;

(m)	denial by the Bankruptcy Court of confirmation of the Chapter 11 Plan;

(n)	the order confirming the Chapter 11 Plan is reversed, vacated, or otherwise modified in a manner materially inconsistent with this Agreement;

(o)	any court of competent jurisdiction has entered a judgment or order declaring the Restructuring, this Agreement or any material portion hereof to be unenforceable or illegal and such judgment or order is not stayed, dismissed, vacated or modified within twenty-five (25) calendar days following the entry thereof;

(p)	the Company (A) publicly announces its intention not to support the Restructuring, (B) files a motion with the Bankruptcy Court seeking the approval of an Alternative Restructuring, or (C) agrees to pursue or publicly announces its intent to pursue an Alternative Restructuring;

(q)	if either (i) the Company files a motion, application or adversary proceeding (or supports or fails to timely object to such a filing) (A) challenging the validity, enforceability, perfection or priority of, or seeking invalidation, avoidance, disallowance, recharacterization or subordination of, the obligations or Covered Claims arising under or relating to the Credit Agreement, or (2) challenging the seniority of the obligations or Covered Claims arising under or relating to the Credit Agreement, or (ii) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of the Consenting Term Loan Lenders with respect to any of the foregoing causes of action or proceedings, including, but not limited to, invalidating, avoiding, disallowing, recharacterizing, subordinating, or limiting the enforceability of any of the obligations or Covered Claims arising under or related to the Credit Agreement;

(r)	the Company makes an assignment for the benefit of creditors;

(s)	on or after the RSA Effective Date, the Company engages in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business, other than: (i) the commencement of the Chapter 11 Cases or other bankruptcy or similar proceeding; or (ii) as permitted or contemplated by the Restructuring; provided, however, the Company may settle the Merlin Claims subject to the consent of the Term Loan Lender Steering Committee, which consent shall not be unreasonably withheld;

(t)	on the date that is two-hundred and seventy (270) days after the Petition Date (the “Outside Date”); and

(u)	the terms of any entered Cash Collateral Order are not reasonably acceptable to the Term Loan Lender Steering Committee;

provided, that notwithstanding the foregoing, unless waived by the Requisite Consenting Term Loan Lenders, if a Lender Termination Event of the type specified in clauses (d), (e) or (t) of this Section 6 occurs, this Agreement and the obligations hereunder shall be terminated automatically and without the need for any notice thereof.

This Agreement shall automatically terminate solely as to any Consenting Term Loan Lender on the date, which shall be deemed a Termination Date solely with respect to such Consenting Term Loan Lender (and not, for the avoidance of doubt, as to any other Consenting Term Loan Lender), on which such Consenting Term Loan Lender has transferred all (but not less than all) of its claims in accordance with Section 11 of this Agreement.

Section 7. Equityholder Termination Events.

This Agreement and the obligations hereunder, solely with respect to Consenting Equityholders, may be terminated as to any Consenting Equityholder upon the giving of notice thereof by such Consenting Equityholder to the Company at any time after the occurrence, and during the continuation of, any of the following events (each, an “Equityholder Termination Event”); provided, however, that if such Equityholder Termination Event is susceptible to cure, this Agreement and the obligations hereunder may only be terminated five (5) business days after written notice of such Equityholder Termination Event is delivered to the Company if such Equityholder Termination Event has not been cured by such date:

(a)	the breach in any material respect by the Company, of any of the material undertakings or covenants of the Company set forth herein and, to the extent such breach is susceptible to cure, such breach remains uncured for a period of five (5) business days after the receipt of notice of such breach;

(b)	the breach in any material respect by one or more of the Consenting Term Loan Lenders, of any of the undertakings, representations, warranties, or covenants of the Consenting Term Loan Lenders set forth herein that (x) remains uncured for a period of three (3) business days after the receipt by the Company of written notice by a Consenting Equityholder of such breach; and (y) could reasonably be expected to impair the ability to consummate the Restructuring in accordance with the terms of the Term Sheet;

(c)	any representation or warranty in this Agreement made by the Company shall have been untrue in any material respect when made or shall have become untrue in any material respect and, if such breach is susceptible to cure, such breach remains uncured for a period of five (5) business days following the Company’s receipt of notice thereof;

(d)	the Restructuring Documents and any amendments, modifications, or supplements thereto filed by the Company or approved by the Bankruptcy Court do not include the Releases or are in any way inconsistent with Section 24 of this Agreement;

(e)	the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring or this Agreement or any material portion hereof, including the Releases, and such ruling, judgment or order has not been stayed, reversed, or vacated within twenty-five (25) calendar days after such issuance;

(f)	the Bankruptcy Court enters an order or issues a ruling or decision, whether in connection with the approval of any disclosure statement or chapter 11 plan or otherwise, that it will not approve the Releases;

(g)	the conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(h)	the dismissal of one or more of the Chapter 11 Cases;

(i)	the appointment of a trustee, receiver, or examiner with expanded powers in one or more of the Chapter 11 Cases;

(j)	the commencement of an involuntary bankruptcy case against the Company under the Bankruptcy Code, if such involuntary case is not dismissed within sixty (60) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(k)	the preparation and/or filing of a motion to the Bankruptcy Court seeking to reject or otherwise not perform under this Agreement;

(l)	the Bankruptcy Court enters an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a chapter 11 plan, provided, that if such order is subject to appeal, an Equityholder Termination Event shall result if such breach remains uncured or unappealed for a period of five (5) business days following the Company’s receipt of notice thereof;

(m)	denial by the Bankruptcy Court of confirmation of the Chapter 11 Plan;

(n)	the order confirming the Chapter 11 Plan is reversed, vacated, or otherwise modified in a manner materially inconsistent with this Agreement, including if such order is in anyway inconsistent with Section 24 of this Agreement;

(o)	any court of competent jurisdiction has entered a judgment or order declaring the Restructuring, this Agreement or any material portion hereof, including the Releases, to be unenforceable or illegal and such judgment or order is not stayed, dismissed, vacated or modified within twenty-five (25) calendar days following the entry thereof;

(p)	the Company (A) publicly announces its intention not to support the Restructuring or the Releases, (B) files a motion with the Bankruptcy Court seeking the approval of an Alternative Restructuring, or (C) agrees to pursue or publicly announces its intent to pursue an Alternative Restructuring;

(q)	the Company files a motion, application or adversary proceeding (or supports or fails to timely object to such a filing) seeking to avoid, recover, recharacterize or otherwise challenge any transfer made to any Consenting Equityholder, or (the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of any Consenting Equityholder with respect to any of the foregoing causes of action or proceedings; and

(r)	the Company makes an assignment for the benefit of creditors.

Section 8. Company Termination Events.

This Agreement and the obligations hereunder may be terminated by the Company upon the giving of notice thereof to the Consenting Term Loan Lenders and the Consenting Equityholders upon the occurrence of any of the following events (each, a “Company Termination Event”):

(a)	the breach in any material respect by one or more of the Consenting Term Loan Lenders, of any of the undertakings, representations, warranties, or covenants of the Consenting Term Loan Lenders set forth herein in any material respect which (x) remains uncured for a period of five (5) business days after the receipt of written notice of such breach by all Consenting Term Loan Lenders; and (y) could reasonably be expected to impair the ability to consummate the Restructuring in accordance with the terms of the Term Sheet;

(b)	the breach in any material respect by one or more of the Consenting Equityholders, of any of the undertakings, representations, warranties, or covenants of the Consenting Equityholders set forth herein in any material respect which remains uncured for a period of three (3) business days after the receipt of written notice of such breach; provided that any such termination by the Company pursuant to this Section 8(b) shall be solely with respect to the breaching Consenting Equityholder and shall not otherwise affect the rights and obligations of the non-breaching Consenting Equityholders, the Consenting Term Loan Lenders and the Company under this Agreement;

(c)	receipt by the Consenting Term Loan Lenders and the Consenting Equityholders of the Company’s Fiduciary Decision (as defined herein) made in accordance with Section 14 herein; and

(d)	the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring, and such ruling, judgment or order has not been not stayed, reversed or vacated within twenty-five (25) calendar days after such issuance.

Section 9. Mutual Termination.

This Agreement, and the obligations of all Parties hereunder may be terminated by a mutual written agreement among the Majority Consenting Term Loan Lenders, on the one hand, and the Company, on the other hand.

Section 10. Effect of Termination.

The date on which this Agreement is terminated in accordance with Sections 6, 8 (other than any termination pursuant to Section 8(b)), or 9 of this Agreement shall be referred to as the “Termination Date”. Upon the earlier to occur of the Termination Date or the Effective Date, termination of this Agreement shall be effective immediately and all obligations hereunder (other than obligations that expressly survive pursuant to Section 16) shall terminate, each Party hereto shall be released from its commitments, undertakings, and agreements, and this Agreement shall be of no further force and effect and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Credit Agreement and any ancillary documents or agreements thereto; provided, however, that (i) any claim for breach of this Agreement that occurs prior to the Termination Date and (ii) the rights and obligations of the Parties under Section 19, if applicable, with respect to the payment of fees and expenses incurred up to such date of termination shall survive such termination and all rights and remedies with respect to such claims shall not be prejudiced in any way. Upon the termination of this Agreement, each vote or any consents given by any Consenting Term Loan Lenders prior to such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement, in each case, without further confirmation or other action by such Consenting Term Loan Lenders. If this Agreement has been terminated as to any Consenting Term Loan Lender at a time when permission of the Bankruptcy Court shall be required for a Consenting Term Loan Lender to change or withdraw (or cause to change or withdraw) its vote to accept the Chapter 11 Plan, the Company shall not oppose any attempt by such Consenting Term Loan Lender to change or withdraw (or cause to change or withdraw) such vote at such time, subject to all remedies available to the Company at law, equity, or otherwise, including those remedies set forth in Section 20 hereof; provided that nothing herein shall prevent the Company from contesting whether or not the applicable Lender Termination Events have actually occurred. Such Consenting Term Loan Lender shall have no liability to the Company or any other Term Loan Lender in respect of any termination of this Agreement in accordance with the terms of this Section 10 and Sections 6 and 27 hereof (unless such termination is determined by a court of competent jurisdiction to have been invalid); provided, that, under no circumstance shall a Consenting Term Loan Lender have any liability to any Consenting Equityholder as a result of any action, or any failure to take any action, by any Consenting Term Loan Lender, in connection with this Agreement; provided further, that, under no circumstance shall a Consenting Equityholder have any liability to any Consenting Term Loan Lender as a result of any action, or any failure to take any action, by any Consenting Equityholder, in connection with this Agreement.

Upon the occurrence of the termination of this Agreement pursuant to Section 7 or 8(b) with respect to any Consenting Equityholder (an “Equityholder-Only Termination Event” and the date of such termination the “Equityholder-Only Termination Date”), this Agreement shall terminate solely with respect to such terminating Consenting Equityholder and all of its obligations hereunder (and not, for the avoidance of doubt, as to any other Consenting Equityholder or its obligations hereunder), and such Consenting Equityholder shall be released from its commitments, undertakings, and agreements hereunder, and this Agreement shall be of no further force and effect solely with respect to such Consenting Equityholder and such Consenting Equityholder shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had they not entered into this Agreement, including all rights and remedies available to it under applicable law; provided, however, that any claim for breach of this Agreement that occurs prior to such Equityholder-Only Termination Date shall survive such termination and all rights and remedies with respect to such claims shall not be prejudiced in any way.

Section 11. Transfers of Claims.

During the period beginning on the RSA Effective Date and ending on the Termination Date, each Consenting Term Loan Lender agrees not to (and agrees to use commercially reasonable efforts to cause any affiliates that are Lenders or holders of Senior Notes not to) (a) sell, transfer, assign, hypothecate, pledge, grant a participation interest in or otherwise dispose of, directly or indirectly, its right, title or interest in respect of any of such Consenting Term Loan Lender’s Covered Claims against the Company as applicable, in whole or in part, or (b) grant any proxies, deposit any of such Consenting Term Loan Lender’s Covered Claims against the Company, as applicable, into a voting trust, or enter into a voting agreement with respect to any such Covered Claims (the actions described in clauses (a) and (b) are collectively referred to herein as a “Transfer”), unless: (x) such Transfer is to another Consenting Term Loan Lender or any other person or entity that first agrees in writing to be bound by the terms of this Agreement by executing Exhibit B to this Agreement, and (y) notice of such Transfer and such executed Exhibit B, if applicable, is delivered by email to counsel to the Consenting Term Loan Lenders (as provided in Section 27 herein) and the Company by no later than two (2) business days before such Transfer is consummated and settled (each, a “Permitted Transferee”). With respect to Covered Claims against the Company held by a Permitted Transferee upon consummation of a Transfer, such Permitted Transferee (x) shall make and shall be deemed to make all of the representations and warranties of a Consenting Term Loan Lender under this Agreement and (y) shall agree and shall be deemed to agree to be bound by all of terms applicable to a Consenting Term Loan Lender under this Agreement. Upon compliance with the foregoing, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent such rights and obligations are assumed by a Permitted Transferee.

By executing this Agreement, each of the Consenting Term Loan Lenders agree that any Transfer made in violation of this Section 11 shall be deemed null and void ab initio and of no force or effect without further action by any Party or the intended transferee, regardless of any prior notice provided to the Company or counsel to the Consenting Term Loan Lenders, and shall not create any obligation or liability of the Company to the intended transferee. Each Consenting Term Loan Lender agrees not to create any subsidiary, affiliate, or other vehicle or device for the purpose of acquiring claims of the Company without first causing such subsidiary, affiliate, vehicle, or device to be bound by and subject to this Agreement. The transfer restrictions set forth herein shall be in addition to any transfer restrictions set forth in the Credit Agreement.

This Agreement shall in no way be construed to preclude the Consenting Term Loan Lenders from acquiring additional Covered Claims; provided that (i) any Consenting Term Loan Lender that acquires additional Covered Claims during the term of this Agreement shall promptly notify the Company and counsel to the Term Loan Lender Steering Committee, of such acquisition, including the amount of such acquisition, and (ii) such acquired Covered Claims shall automatically and immediately upon acquisition by a Consenting Term Loan Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given).

As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Covered Claims (or enter with customers into long and short positions in Covered Claims), in its capacity as a dealer or market maker in Covered Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt). Notwithstanding anything to the contrary herein, a Qualified Marketmaker that acquires any of the Covered Claims with the purpose and intent of acting as a Qualified Marketmaker for such Covered Claims shall not be required to agree in writing to be bound by the terms of this Agreement by executing Exhibit B to this Agreement if such Qualified Marketmaker transfers such Covered Claims within five (5) Business Days of its acquisition to a Permitted Transferee, provided that (i) such exception will only be available in transactions where the Qualified Marketmaker is acting in such capacity, and (ii) the notice provisions set forth in the first paragraph of this Section 11 shall continue to apply to any transfer to or by a Qualified Marketmaker.

Section 12. Accession

After the date hereof, additional holders of the Term Loans or Equity Interests may become Consenting Term Loan Lenders or Consenting Equityholders, as applicable, by agreeing in writing to be bound by the terms of this Agreement by executing a counterpart signature page to this Agreement and delivering such signature page in accordance with Section 27 herein.

Section 13. Acknowledgment.

This Agreement is not and shall not be deemed to be a solicitation for consents to the Chapter 11 Plan or an offer of New First Lien Credit Agreement debt or equity in Reorganized Cumulus. The acceptance of the Chapter 11 Plan by each of the Consenting Term Loan Lenders will be subject to proper solicitation pursuant to sections 1125, 1126, and 1127 of the Bankruptcy Code. The undersigned Consenting Term Loan Lenders understand that the equity in Reorganized Cumulus will be distributed only (a) in the United States to holders of Term Loans who are “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) in reliance on section 4(a)(2) of the Securities Act, (b) outside the United States to holders of the Term Loans in reliance on Regulation S under the Securities Act, or (c) pursuant to section 1145 of the Bankruptcy Code. The undersigned confirms that it is eligible to acquire New First Lien Credit Agreement debt and/or the equity in Reorganized Cumulus pursuant to the conditions set forth in the foregoing sentence.

The Company acknowledges and agrees that the Company’s entry into, and performance under, this Agreement does not constitute or trigger a termination event under any of the employment agreements between the Company, on the one hand, and its Chief Executive Officer, Chief Financial Officer, General Counsel, or any executive vice president of either Cumulus Media Inc., or Cumulus Media Holdings Inc., on the other hand.

Section 14. Fiduciary Duties.

Nothing in the Term Sheet or this Agreement shall require the Company to take any action, or to refrain from taking any action, if doing so would be inconsistent with its fiduciary obligations under applicable law (as reasonably determined by it after consultation with counsel) (any such determination, a “Fiduciary Decision”); provided, that the Company shall provide notice of any such Fiduciary Decision to counsel to the Term Loan Lender Steering Committee via email within one (1) day of the date of such determination.

Section 15. Representations and Warranties.

(a)	(i) Each of the Consenting Term Loan Lenders, on the one hand, and the Company, on the other hand, and (ii) each of the Consenting Equityholders, on the one hand, and the Company on the other hand, hereby represents and warrants to such counterparty, on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct, and complete as of the date hereof:

(1)	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(2)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(3)	the execution, delivery, and performance by it of this Agreement does not and shall not (i) violate any provision of law, rule, or regulation applicable to it, or its certificate of incorporation or bylaws or other organizational documents or those of any of its affiliates, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party;

(4)	the execution, delivery, and performance by it of this Agreement does not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body;

(5)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and

(6)	it is (i) the sole beneficial owner and/or the nominee, investment manager, advisor, or subadvisor for the beneficial holder of its Covered Claims or Equity Interests, as applicable, set forth under its signature and in the amounts set forth therein and (ii) exclusively entitled (for its own accounts or for the accounts of such other beneficial owners) to all of the rights and economic benefits of such Covered Claims or Equity Interests, as applicable.

(b)	The Company hereby represents and warrants for itself and not any other person or entity that the following statements are true, correct, and complete as of the date hereof:

(1)	it has the requisite corporate power and authority to enter into this Agreement and (upon entry of an order of the Bankruptcy Court) to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(2)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(3)	the execution, delivery, and, subject to Bankruptcy Court approval, performance of this Agreement and the consummation of the transactions contemplated hereby did not and will not (a) result in any violation of its certificate of incorporation or bylaws (or equivalent governing documents) or those of the Company’s subsidiaries, (b) (other than any proceedings in a Bankruptcy Court) conflict with, result in the breach or violation of, or constitute a breach or violation of any material contractual obligations of it or any of the Company’s subsidiaries, or (c) result in the violation of any law (statutory or common), statute, Order, ruling, rule or regulation, code, ordinance, writ, assessment, award, injunction, judgment, or decree enacted, adopted, issued, or promulgated by any government or governmental court, agency, or body, having jurisdiction over it or any of the Company’s subsidiaries; and

(4)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability.

Section 16. Survival of Agreement.

Notwithstanding (i) any sale of the Term Loans in accordance with Section 11 or (ii) the termination of this Agreement in accordance with its terms, the agreements, and obligations of the Parties in Section 19 (solely to the extent of fees and expenses accrued before termination) and Sections 10, 14, 16, 17, 21, 22, 23, 25, 26, 27, 28, 31, 32 and 33 shall survive such sale and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

Section 17. Waiver.

This Agreement is part of a proposed settlement of a dispute among the Parties. If the transactions contemplated herein are not consummated following the occurrence of the Termination Date, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Section 18. Relationship Among Parties.

Notwithstanding anything herein to the contrary, the respective duties and obligations of the Consenting Term Loan Lenders and the Consenting Equityholders under this Agreement shall be several, not joint. No Consenting Term Loan Lender or Consenting Equityholder shall have any responsibility for any trading by any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between Consenting Term Loan Lenders or Consenting Equityholders shall in any way affect or negate this understanding and agreement. The Consenting Term Loan Lenders and the Consenting Equityholders have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act.

Section 19. Payment of Fees.

To the extent not paid pursuant to the Cash Collateral Order or the Credit Agreement, the Company shall pay, within ten (10) days following receipt of an invoice, any Transaction Expenses (defined below), without the need for any party to file a fee application or otherwise seek Bankruptcy Court approval of such Transaction Expenses (whether incurred prior to, on or after the Petition Date), but subject to any procedural requirements set forth in the Cash Collateral Order. All such Transaction Expenses incurred and invoiced up to the Petition Date shall be paid in full prior to the Petition Date (without deducting any retainers). As used herein, “Transaction Expenses” means all reasonable and documented fees and out-of-pocket expenses incurred by (i) the Administrative Agent (which fees and expenses in respect of professionals shall be limited to the fees and expenses of one counsel), and (ii) the Term Loan Lender Steering Committee (which fees and expenses in respect of professionals shall be limited to the fees and expenses of Arnold & Porter Kaye Scholer LLP, FTI Consulting Inc., Fortgang Consulting, LLC and Aloise & Associates, LLC; provided, that, except with respect to the fees and expenses of Arnold & Porter Kaye Scholer LLP and FTI Consulting Inc., in no event shall the fees and expenses of Term Loan Lender Steering Committee (i) incurred prior to the RSA Effective Date exceed $75,000 in the aggregate and (ii) incurred between the RSA Effective Date and the Effective Date exceed $150,000 in the aggregate, or such higher amount that shall be subject to the prior written consent of the Company, such consent not to be unreasonably withheld, in connection with this Agreement, the Term Sheet, the Restructuring Documents, and the transactions contemplated hereby and thereby.

Section 20. Specific Performance.

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder without the requirement to post a bond or other security.

Section 21. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the courts of the state of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

Section 22. Waiver of Right to Trial by Jury.

Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between any of them arising out of, connected with, relating to or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

Section 23. Personal Jurisdiction.

By execution and delivery of this Agreement, and for purposes of any action, suit or proceeding or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of (a) the courts of the state of New York, or (b) the Bankruptcy Court, if such Bankruptcy Court has jurisdiction.

Section 24. Releases.

Notwithstanding anything to the contrary in the Term Sheet, the Chapter 11 Plan and the order confirming the Chapter 11 Plan will provide full releases (including Debtor and third-party releases) (the “Releases”) and exculpation provisions for the benefit of the Company, Reorganized Cumulus, the Agent, the Consenting Term Loan Lenders, the Consenting Equityholders, the manager, management company or investment advisor of any of the foregoing, and, each of such entities’ respective current and former affiliates, and such entities’ and their current and former affiliates’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, independent contractors, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Section 25. Successors and Assigns.

Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives.

Section 26. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

Section 27. Notices.

All notices (including, without limitation, any notice of termination) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing:

(a)	If to the Term Loan Lender Steering Committee:

Arnold & Porter Kaye Scholer LLP

70 West Madison Street

Chicago, Illinois 60602

Attn: Michael D. Messersmith

         Michael B. Solow

         Seth J. Kleinman

Email: michael.messersmith@apks.com

            michael.solow@apks.com

            seth.kleinman@apks.com

(b)	If to the Consenting Term Loan Lenders, to the address set forth on such Consenting Term Loan Lender’s signature page hereto.

(c)	If to the Consenting Equityholders, to the address set forth on such Consenting Equityholder’s signature page hereto.

(d)	If to the Company:

Cumulus Media Inc. 3280 Peachtree Road NW, Suite 2300

Atlanta, Georgia 30305

Attention: Richard S. Denning

Email: richard.denning@cumulus.com

With a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York, 10022

Attention: Nicole L. Greenblatt, P.C.

                 Alice Nofzinger

E-mail: nicole.greenblatt@kirkland.com

             alice.nofzinger@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Robert A. Britton, Esq.

                 Benjamin M. Rhode, Esq.

E-mail: robert.britton@kirkland.com

             benjamin.rhode@kirkland.com

-and-

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Paul M. Basta,

E-mail: pbasta@paulweiss.com

Section 28. Entire Agreement.

This Agreement, including the exhibits, schedules, and annexes hereto constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

Section 29. Amendments.

Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of the Requisite Consenting Term Loan Lenders and the Company; provided that Sections 4, 7 and 24 of this Agreement may not be modified, amended or supplemented without the prior written consent of the Consenting Equityholders that hold, in the aggregate, a majority in aggregate amount of Equity Interests held by all of the Consenting Equityholders (the “Majority Consenting Equityholders”). No waiver of any term or provision of this Agreement or of the Chapter 11 Plan or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Requisite Consenting Term Loan Lenders (except in the case of a Company Termination Event, the waiver of which shall be in a writing signed by the Company), nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant. The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance. As used in this Agreement, (a) “Requisite Consenting Term Loan Lenders” shall mean, (i) in the case of a Material Amendment/Waiver (as defined below), Consenting Term Loan Lenders holding, in the aggregate, more than seventy-five percent (75%) of the outstanding principal amount of the Term Loans that are held by all of the Consenting Term Loan Lenders, and (ii) in the case of any other amendment or waiver of any term or provision of this Agreement or the Chapter 11 Plan, Consenting Term Loan Lenders holding, in the aggregate, more than fifty percent (50%) of the outstanding principal amount of the Term Loans that are held by all Consenting Term Loan Lenders (the “Majority Consenting Term Loan Lenders”); (b) “Material Amendment/Waiver” shall mean any amendment or waiver of (i) any term or provision of this Agreement, the Term Sheet or the Chapter 11 Plan, the effect of which is to modify the form of, or decrease the amount or percentage of, the recovery (or any component thereof) to be paid, issued, or distributed to the Lenders (as defined in the Credit Agreement) (or any one of them) pursuant to the terms of the Chapter 11 Plan set forth in the Term Sheet; provided, however, no Material Amendment/Waiver shall have the effect of altering the pro rata treatment of the Lenders under the New First Lien Credit Agreement, (ii) any waiver or extension of, or amendment to, the Outside Date, or (iii) any of the provisions of this Section 29.

Section 30. Counterparts.

This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

Section 31. Public Disclosure.

At all times prior to the Effective Date or the earlier termination of this Agreement in accordance with its terms, (i) the Company, on the one hand, and the Consenting Term Loan Lender Steering Committee, on the other hand, and (ii) the Company, on the one hand, and the Consenting Equityholders, on the other hand, shall consult with such counterparty prior to issuing any press releases or other public notices with respect to the transactions contemplated hereby or the Chapter 11 Plan, and shall provide such counterparty with an opportunity to review and comment on any such press release or other notice a reasonable amount of time (and not less than one day, unless otherwise agreed) before it is made and shall consider in good faith any comments made by such reviewing party, and the Company is expressly permitted to disclose this Agreement or its terms in accordance with any applicable law, rule, or regulation. Notwithstanding the foregoing, any press releases, public documents, or any filings required by applicable state or federal law in each case disclosed by the Company shall be in form and substance reasonably acceptable in all material respects to the Majority Consenting Term Loan Lenders and the Consenting Equityholders.

Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Term Loan Lender, no Party or its advisors shall disclose to any person, other than advisors to the Company, the principal amount of the Term Loans held by such Consenting Term Loan Lender, without such Consenting Term Loan Lender’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Term Loan Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Consenting Term Loan Lender) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding principal amount of the Term Loans held by all the Consenting Term Loan Lenders collectively.

Section 32. Confidentiality.

The information in this Agreement is confidential (“Confidential Information”). Each of the Company, the Consenting Term Loan Lenders, and the Consenting Equityholders agrees to only use such Confidential Information for consideration of the transactions contemplated by this Agreement and to keep such information confidential until the earlier of (i) the Petition Date or (ii) the termination of this Agreement. Notwithstanding the foregoing, Consenting Term Loan Lenders and Consenting Equityholders that are fund entities are expressly permitted to share this Agreement with their affiliates and their respective investment advisers. In all cases, each of the Company, the Consenting Term Loan Lenders and the Consenting Equityholders is expressly permitted to share this Agreement with its managers, directors, officers, members, partners, associates, employees, attorneys, subcontractors, consultants, accountants, auditors, advisors, or agents (collectively, its “Representatives”).

Section 33. No Liability.

Each of the Company and the Consenting Equityholders acknowledges and agrees that none of the Consenting Term Loan Lenders shall have any liability to any of the Consenting Equityholders as a result of a breach by any Consenting Term Loan Lender of any term of this Agreement, or by any action or failure to take any action by or on behalf of any Consenting Term Loan Lender in connection with this Agreement.

Each of the Company and the Consenting Term Loan Lenders acknowledges and agrees that none of the Consenting Equityholders shall have any liability to any of the Consenting Term Loan Lenders as a result of a breach by any Consenting Equityholder of any term of this Agreement, or by any action or failure to take any action by or on behalf of any Consenting Equityholder in connection with this Agreement.

For the avoidance of doubt, the provisions of this Section 33 only address the rights and obligations as between the Consenting Term Loan Lenders, on the one hand, and the Consenting Equityholders, on the other hand, and nothing in this Section 33 shall limit, impair or release any liability of the Consenting Term Loan Lenders or the Consenting Equityholders, as applicable, to the Company as a result of a breach by any Consenting Term Loan Lender or Consenting Equityholder, as applicable, of any term of this Agreement, or by any action or failure to take any action by or on behalf of any Consenting Term Loan Lender or Consenting Equityholder, as applicable, in connection with this Agreement, and all such rights and remedies of the Company are fully reserved.

Section 34. Independent Analysis.

Each of the Company, the Consenting Term Loan Lenders, and the Consenting Equityholders hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

Section 35. Representation by Counsel.

Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

Section 36. No Admissions.

This Agreement shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims and defenses which it has asserted or could assert. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any person or entity, or the Company, and nothing in this Agreement, expressed or implied, is intended to, or shall be construed as to, impose upon any Party any obligation in respect of this Agreement except as expressly set forth herein.

Section 37. Headings.

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

Section 38. Interpretation.

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

[SIGNATURE PAGES FOLLOW]

Accepted as of the date first written above:

Cumulus Media Inc., on behalf of itself and each of its direct and indirect subsidiaries listed on Annex A to the Term Sheet

By:	/s/ Richard S. Denning
Name: Richard S. Denning
Title: SVP

[Signature Page to Restructuring Support Agreement]

EXHIBIT A TO THE RESTRUCTURING SUPPORT AGREEMENT

Term Sheet

Execution Version

CUMULUS MEDIA INC., ET AL.

RESTRUCTURING TERM SHEET

November 29, 2017

THIS TERM SHEET AND THE EXHIBITS ATTACHED HERETO (THE “TERM SHEET”) DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY EXCHANGE OR PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, SHALL BE MADE ONLY IN COMPLIANCE WITH SECTION 4(A)(2) OF THE SECURITIES ACT OF 1933 AND APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE STATUTES, RULES, AND LAWS.

THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING AND ANY AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET.1

This Term Sheet sets forth the principal terms of a proposed restructuring (the “Restructuring”) of the existing debt of the Company (as defined below) under the Credit Agreement (as defined below), the Senior Notes (as defined below), and certain other obligations of, and existing equity interests in, the Company through a “pre-negotiated” plan of reorganization (the “Chapter 11 Plan”) and disclosure statement (the “Disclosure Statement”) to be filed by the Company in connection with commencing cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). Following consummation of the Restructuring, Cumulus (as defined below) shall be referred to herein as “Reorganized Cumulus”.

[1]	The “Term Lender Group” means the group of Consenting Term Loan Lenders (as defined herein) represented by Arnold & Porter Kaye Scholer LLP on the date hereof, and, in each case, to the extent each such Consenting Term Loan Lender continues to hold Term Loan Claims. The “Term Lender Group Professionals” consist of Arnold & Porter Kaye Scholer LLP, FTI Consulting, Inc., Fortgang Consulting, LLC and Aloise & Associates, LLC.

Restructuring Support Parties

Company	Cumulus Media Inc. (“Cumulus”) on behalf of itself and certain of its subsidiaries listed on Annex A hereto (collectively with Cumulus, the “Company”).

Consenting Term Loan Lenders	Certain beneficial holders of, or the investment advisor or the investment manager to certain beneficial holders of, Term Loan Claims (as defined below) representing at least two-thirds of the aggregate amount of all outstanding Term Loan Claims (which shall include, for the avoidance of doubt, the Term Lender Group) (collectively, the “Consenting Term Loan Lenders”), each of whom will execute one or more restructuring support agreements (each an “RSA”) binding them to take or refrain from taking certain actions in support of the Restructuring of the Company on terms and conditions materially consistent with this Term Sheet.

Consenting Shareholders	Crestview Radio Investors, LLC (“Crestview”), Lewis W. Dickey, Jr., John W. Dickey, Michael W. Dickey, Lewis W. Dickey, Sr., and DDBC, LLC (collectively, the “Dickey Group Stockholders”), and any other stockholder may execute an RSA binding them to take or refrain from taking certain actions in support of the Restructuring and to preserve the value of the Company’s tax attributes on terms and conditions materially consistent with this Term Sheet. Any stockholders that have executed such an RSA shall be collectively referred to as the “Consenting Equityholders” and, together with the Company and the Consenting Term Loan Lenders, the “Restructuring Support Parties”. For the avoidance of doubt, execution of an RSA or other support for the Restructuring by Crestview, the Dickey Group Stockholders, or any other existing shareholder shall not be a condition of the Restructuring.

Proposed Treatment of Claims and Interests Under the Chapter 11 Plan

Administrative, Priority Tax, and Other Priority Claims, Other Secured Claims	Unless a holder of an allowed administrative, priority tax, other priority claim, or other secured claim agrees to a lesser treatment, on the Effective Date (as defined below) or as soon as reasonably practicable thereafter, each holder of such an administrative, priority tax, other priority claim, or other secured claim will, at the option of the Company (with the reasonable consent of the Term Lender Group), (a) be reinstated, (b) receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such claim, cash equal to the full amount of its claim, or (c) with respect to other secured claims, delivery of the collateral security any such claim and payment of any interest required under section 506(b) of the Bankruptcy Code.

Term Loan Claims

Unless a holder of a Term Loan Claim (as defined herein) agrees to a lesser treatment, on the Effective Date (as defined below) or as soon as reasonably practicable thereafter, each holder of an allowed Term Loan Claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Term Loan Claim, its pro rata share and interest in:

(a)   $1,300 million in principal amount of first lien term loans (the “New First Lien Debt”), the material terms of which are set forth on Annex B hereto, to be deemed borrowed by Reorganized Cumulus pursuant to the Chapter 11 Plan on the Effective Date.

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(b)   83.5% of the issued and outstanding amount of the sole class of equity to be issued by Reorganized Cumulus (the “Reorganized Common Equity”), subject to dilution on account of the Post-Emergence Equity Incentive Program (as defined below).

As used in this Term Sheet, “Term Loan Claims” means all claims (as defined in section 101(5) of the Bankruptcy Code) against the Company arising under, relating to, or in connection with that certain Amended and Restated Credit Agreement, dated as of December 23, 2013, among Cumulus and Cumulus Media Holdings Inc., as borrower, certain lenders party thereto (the “Term Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”) (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). As of the date hereof, the total outstanding principal amount of the Company’s obligations under the Credit Agreement is approximately $1,729 million (the “Term Loans”). The Term Loan Claims will continue to accrue interest at the non-default rate on the terms set forth in the Credit Agreement and payments shall be made in cash, as adequate protection, on a current basis on the terms set forth in the Cash Collateral Order; provided, that the Consenting Term Loan Lenders reserve the right to assert the imposition of default interest if the Consenting Term Loan Lender RSAs are terminated in accordance with their terms.

Notwithstanding the foregoing, the Company and the Term Lender Group may determine, in their reasonable discretion, to provide the Term Lenders an alternative bundling of the New First Lien Debt and the Reorganized Common Equity contemplated herein, through a restricted issuance of the Reorganized Common Equity to be issued to electing Term Lenders that may be collateralized loan obligation funds (the “CLO Holders”) to address, among other things, certain structural limitations and requirements of the CLO Holders in holding equity securities; provided that, the imposition of such an alternative structure or restricted issuance shall not adversely affect the proposed treatment of the Term Loan Claims as set forth herein, the Company, the CLO Holders or the Term Lenders.

Convenience Claims

Unless a holder of an allowed Convenience Claim (as defined below) agrees to lesser treatment, on or as soon as reasonably practicable following the Effective Date, each holder of an allowed Convenience Claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such allowed Convenience Claim, cash in an amount equal to 100% of the allowed Convenience Claim; provided that cash distributions to holders of allowed Convenience Claims shall not exceed $2 million in the aggregate without the prior written consent of the Term Lender Group.

As used in this Term Sheet, a “Convenience Claim” means a general unsecured claim that is either (a) equal to or less than $20,000 or (b) greater than $20,000, but with respect to which the holder thereof voluntarily reduces the aggregate amount of such claim to $20,000 pursuant to an election by the claimholder made on the ballot provided for voting on the Chapter 11 Plan by the voting deadline.

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Senior Notes Claims

Unless a holder of an allowed Senior Notes Claim (as defined below) agrees to a lesser treatment, on or as soon as reasonably practicable following the Effective Date, each holder of an allowed Senior Notes Claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such allowed Senior Notes Claim, its pro rata share and interest (calculated based on the aggregate amount of allowed Senior Notes Claims and allowed General Unsecured Claims, in each case, as defined below) in 16.5% of the Reorganized Common Equity, subject to dilution on account of the Post-Emergence Equity Incentive Program (as defined below) (the “Unsecured Equity Recovery Pool”).

As used in this Term Sheet, “Senior Notes Claims” means all claims (as defined in section 101(5) of the Bankruptcy Code) against the Company arising under, relating to, or in connection with the Company’s 7.75% Senior Notes due 2019 (the “Senior Notes”) issued pursuant to that certain Indenture, dated as of May 13, 2011, by and between the Company, the guarantors named therein, and U.S. Bank National Association, as trustee, transfer agent, registrar, authentication agent, and paying agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Senior Notes Indenture”). As of the date hereof, the total outstanding principal amount of the Company’s obligations under the Senior Notes Indenture is $610 million.

General Unsecured Claims[2]

Unless a holder of an allowed General Unsecured Claim (as defined below) agrees to a lesser treatment, on or as soon as reasonably practicable following the Effective Date, each holder of an allowed General Unsecured Claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such allowed General Unsecured Claim, its pro rata share and interest (calculated based on the aggregate amount of allowed Senior Notes Claims and allowed General Unsecured Claims) in the Unsecured Equity Recovery Pool.

As used in this Term Sheet, “General Unsecured Claims” means all non-priority unsecured claims of the Company other than Senior Notes Claims and Convenience Claims.

Section 510(b) Claims

The Section 510(b) Claims (as defined below) shall be subordinated to all other claims against the Company.

On the Effective Date, each holder of a Section 510(b) Claim shall receive no distribution on account thereof and each Section 510(b) Claim shall be discharged.

As used in this Term Sheet, “Section 510(b) Claims” means all claims (as defined in section 101(5) of the Bankruptcy Code) against the Company that are described in section 510(b) of the Bankruptcy Code. Pursuant to section 510(b) of the Bankruptcy Code, the Merlin Claims (as defined below) will be classified as Section 510(b) Claims.

As used in this Term Sheet, “Merlin Claims” means all claims (as defined in section 101(5) of the Bankruptcy Code) against the Company arising under, relating to, or in connection with that certain Put and Call Agreement, dated as of January 2, 2014, by and among Merlin Media, LLC, Merlin Media License, LLC, Chicago FM Radio Assets, LLC, and Radio License Holdings LLC for WLUP-FM and WIQI(FM) (the “Put/Call Agreement”).

[2]	The Company reserves the right to preserve ongoing trade / landlord / on-air talent relations through (i) critical vendor relief, (ii) on-air talent relief, and/or (iii) contract and lease assumption, with any motions or other Bankruptcy Court pleadings seeking authority to make payments on account of prepetition unsecured claims to entities identified in (i)—(iii) subject to the prior consent of the Term Lender Group (which consent shall not be unreasonably withheld).

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Cumulus Interests

On the Effective Date, each holder of an allowed Cumulus Interest shall receive no distribution on account thereof and each Cumulus Interest shall be cancelled.

As used in this Term Sheet, “Cumulus Interest” means any common stock, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interest, unit, or share in Cumulus (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in Cumulus), whether or not arising under or in connection with any employment agreement and whether or not certificated, vested, transferable, preferred, common, voting, or denominated “stock” or a similar security.

Intercompany Claims	All claims held by one Company entity against any other Company entity will be, at the option of the Company (with the reasonable consent of the Term Lender Group), either (a) reinstated, or (b) discharged without any distribution on account of such claims.

Intercompany Interests	All interests held by one Company entity in any other Company entity will be, at the option of the Company (with the reasonable consent of the Term Lender Group), either (a) reinstated or (b) cancelled without any distribution on account of such interests.

Implementation

Claims Resolution Matters	Prior to the Effective Date of the Chapter 11 Plan, the Company shall not enter into any agreements with holders of claims or interests relating to the allowance, estimation, validity, extent or priority of such claims or interests, or the classification and treatment of such claims or interests under the Chapter 11 Plan, without the reasonable consent of the Term Lender Group, except for (i) claims which the Company is authorized to pay pursuant to an applicable first day order; (ii) undisputed administrative claims arising postpetition in the ordinary course of business; and (iii) claims for which the allowed amount is less than $1.0 million.

Use of Cash Collateral	In connection with the Chapter 11 Cases, the Consenting Term Loan Lenders shall consent to the use of cash collateral (as such term is defined in the Bankruptcy Code) (including the proceeds of collateral), subject to customary terms and conditions.

Definitive Documentation	As soon as reasonably practicable, the Restructuring Support Parties will execute definitive documentation implementing the Restructuring in form and substance materially consistent with this Term Sheet.
ABL/Revolving Facility	On the Effective Date, Reorganized Cumulus shall have the option, in its sole discretion, to enter into (i) a new revolving credit facility (which may or may not be an ABL) or a receivable securitization facility, subject to a borrowing base consisting of accounts receivable, or (ii) a new revolving loan facility secured by substantially all of the Reorganized Cumulus’s assets on a pari passu basis with the New First Lien Debt, in either case providing commitments of up to $50 million in the aggregate (the “New Revolving Facility”). If the Company elects to exercise this option, the

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New Revolving Facility shall be undrawn on the Effective Date. For the avoidance of doubt, (i) on the Petition Date, the revolving credit facility under the existing Credit Agreement shall be terminated and cancelled, and (ii) on the Effective Date, any outstanding Obligations (as defined in the Credit Agreement) as of the Effective Date with respect to the revolving credit facility under the existing Credit Agreement shall be paid in full in cash.

Conditions Precedent to Effectiveness of Plan

The court order confirming the Chapter 11 Plan (the “Confirmation Order”) shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in or contemplated by, or necessary to effectuate the Chapter 11 Plan, including the borrowings by Reorganized Cumulus under the New First Lien Debt and the New Revolving Facility, and the issuance of all securities, instruments, certificates and other documents required to be issued pursuant to the Restructuring.

The “Effective Date” shall occur upon the satisfaction or waiver by the Company and the Term Lender Group of the following conditions precedent:

(1)   the Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance satisfactory to the Term Lender Group and the Company;

(2)   the Company shall have obtained all authorizations, consents, regulatory approvals, rulings, waivers or other documents that are necessary to implement and effectuate the Chapter 11 Plan and evidence thereof shall have been delivered to the Term Lender Group;

(3)   the payment by the Company of (a) all reasonable and documented fees and out-of-pocket expenses payable to the Agent (including one counsel to the Agent), and (b) all reasonable and documented fees and out-of-pocket expenses of Arnold & Porter Kaye Scholer LLP, FTI Consulting Inc., Fortgang Consulting, LLC and Aloise & Associates, LLC, in either case incurred in connection with the preparation, negotiation, or execution of the Restructuring, this Term Sheet, the Chapter 11 Plan, and other matters relating to the Credit Agreement; provided, that, except with respect to the fees and expenses of Arnold & Porter Kaye Scholer LLP and FTI Consulting Inc., in no event shall the fees and expenses of Term Lender Group Professionals (i) incurred prior to the RSA Effective Date exceed $75,000 in the aggregate and (ii) incurred between the RSA Effective Date (as defined in the RSA) and the Effective Date exceed $150,000 in the aggregate, or such higher amount that shall be subject to the prior written consent of the Company, such consent not to be unreasonably withheld; and

(4)   the Company shall have satisfied all conditions precedent set forth in the credit agreement evidencing the New First Lien Debt.

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Corporate Governance and Management Incentive Plans

Board of Directors

The Board of Directors of Reorganized Cumulus (the “New Board”) shall consist of Mary Berner, as President and Chief Executive Officer of the Company, and six (6) directors chosen by the Term Lender Group. Prior to the filing of the Chapter 11 Cases, the Term Lender Group shall appoint a committee responsible for interviewing and selecting the six additional directors (the “Selection Committee”). The Chief Executive Officer of the Company shall have the right to interview potential director candidates selected by the Term Lender Group and consult with the Term Lender Group regarding such candidates. The Selection Committee may take recommendations for potential directors from the Chief Executive Officer, a qualified search firm, or any Consenting Term Loan Lender.

The initial term of the New Board will be through the date of the 2019 annual meeting. The members of the New Board will be identified at or prior to the Effective Date.

Corporate Governance Documents

In connection with the consummation of the Chapter 11 Plan, and consistent with section 1123(a)(6) of the Bankruptcy Code, Reorganized Cumulus shall adopt customary corporate governance documents, including an amended and restated certificate of incorporation, bylaws, and a shareholders’ agreement, the terms of which shall be satisfactory in all respects to the Term Lender Group and the Company (collectively, the “Corporate Governance Documents”).

Existing corporate governance documents will be amended and restated or terminated, as necessary, to, among other things, set forth the rights and obligations of the parties (consistent with this Term Sheet), the terms of which shall be satisfactory in all respects to the Term Lender Group and the Company. The Corporate Governance Documents shall provide, among other things, (i) that the Chief Executive Officer of the Company shall at all times be a member of the Board of Directors, (ii) for ordinary and customary indemnification obligations of the Company, and (iii) to the extent the Reorganized Common Equity is not traded on a public exchange, the Company shall provide shareholders with quarterly and annual reports similar in form to SEC forms 10-Q and 10-K, respectively, through a portal accessible to shareholders.

Notwithstanding anything to the contrary in this Term Sheet, the Company’s indemnification obligations in place as of the date hereof, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the benefit of the Company’s current and former directors and officers, shall be assumed on the Effective Date.

Existing Management Employment Agreements	All employment and compensation-related agreements of the Company as of the Petition Date, including any indemnification and severance obligations, and incentive compensation plans related thereto, shall be assumed. Each Restructuring Support Party shall support any motion the Company files seeking authority to assume any management employment agreements, management consulting agreements, and other employee compensation-related agreements that are existing and effective as of the Petition Date (and which, for the avoidance of doubt, are not entered into by the Company on or after the Petition Date).

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Issuance of Reorganized Common Equity Under the Chapter 11 Plan	It is the intent of the parties that any “securities” as defined in section 2(a)(1) of the Securities Act of 1933 issued under the Chapter 11 Plan, except with respect to any entity that is an underwriter, shall be exempt from registration under U.S. state and federal securities laws pursuant to section 1145 of the Bankruptcy Code and Reorganized Cumulus will utilize section 1145 of the Bankruptcy Code, or to the extent that such exemption is unavailable, shall utilize any other available exemptions from registration, as applicable.

Management Incentive Plans	The material terms of the management equity incentive program (the “Post-Emergence Incentive Equity Program”) are set forth on Annex C.

Regulatory

Regulatory Requirements	All parties shall abide by, and use their commercially reasonable efforts to obtain, any regulatory and licensing requirements or approvals to consummate the Restructuring as promptly as practicable including, but not limited to requirements or approvals that may arise as a result of such party’s equity holdings in Reorganized Cumulus.

Miscellaneous Provisions

Additional Plan Provisions and Documentation	The Chapter 11 Plan shall contain other customary provisions for chapter 11 plans of this type. The Chapter 11 Plan, plan supplement, Disclosure Statement, form of Chapter 11 Plan ballots, Confirmation Order and Corporate Governance Documents shall be in form and substance satisfactory to the Term Lender Group and the Company in all respects.

Fiduciary Duties	Nothing in this Term Sheet or any RSA shall require the Company to take any action, or to refrain from taking any action, if doing so would be inconsistent with its fiduciary obligations under applicable law (as reasonably determined by it) (any such determination, a “Fiduciary Decision”); provided, that the Company shall provide notice of any such Fiduciary Decision to counsel to the Term Lender Group via email within one (1) day of the date of such determination.

Releases/Exculpation	The Chapter 11 Plan and the Confirmation Order will provide full releases (including debtor and third-party releases) and exculpation provisions for the benefit of the Company, Reorganized Cumulus, the Agent, the Consenting Term Loan Lenders, the Consenting Equityholders, the manager, management company or investment advisor of any of the foregoing, and, each of such entities’ respective current and former affiliates, and such entities’ and their current and former affiliates’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, independent contractors, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

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Tax Issues	To the extent possible, the Restructuring contemplated by this Term Sheet shall be structured so as to obtain the most beneficial tax structure for Reorganized Cumulus and the holders of the Reorganized Common Equity as reasonably determined by the Company and the Term Lender Group including, without limitation, with respect to the sale of the Company’s property in Bethesda, Maryland, during the Chapter 11 Cases.

Professional Fees	As adequate protection against the diminution in value of the Term Lenders’ Collateral (as defined in the Credit Agreement) during the pendency of the Chapter 11 Cases, the Company shall pay the reasonable and documented fees and out-of-pocket expenses of (i) the Term Lender Group Professionals (to the extent set forth in the Cash Collateral Order), and (ii) the Agent, including one primary counsel to the Agent, in each case on a current basis during the Chapter 11 Cases.

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Annex A

Cumulus Subsidiaries

•	Cumulus Media Inc.

•	Cumulus Media Holdings Inc.

•	Consolidated IP Company LLC

•	Broadcast Software International

•	Incentrev-Radio Half Off, LLC

•	Cumulus Intermediate Holdings Inc.

•	Incentrev LLC

•	Cumulus Network Holdings Inc.

•	Cumulus Radio Corporation

•	LA Radio, LLC

•	KLOS-FM Radio Assets, LLC

•	Detroit Radio, LLC

•	DC Radio Assets, LLC

•	Chicago FM Radio Assets, LLC

•	Chicago Radio Assets, LLC

•	Atlanta Radio, LLC

•	Minneapolis Radio Assets, LLC

•	NY Radio Assets, LLC

•	Radio Assets LLC

•	San Francisco Radio Assets, LLC

•	WBAP-KSCS Assets, LLC

•	WPLJ Radio, LLC

•	Westwood One, Inc.

•	CMP Susquehanna Radio Holdings Corp.

•	Cumulus Broadcasting LLC

•	Dial Communications Global Media, LLC

•	Radio Networks, LLC

•	Westwood One Radio Networks, Inc.

•	CMP Susquehanna Corp.

•	Catalyst Media, Inc.

•	CMI Receivables Funding LLC

•	Susquehanna Pfaltzgraff Co.

•	CMP KC Corp.

•	Susquehanna Media Corp.

•	Susquehanna Radio Corp.

•	KLIF Broadcasting, Inc.

•	Radio Metroplex, Inc.

Annex B

CUMULUS NEW FIRST LIEN DEBT

Annex B

CUMULUS NEW FIRST LIEN DEBT

PRINCIPAL TERMS AND CONDITIONS1

BORROWER:	Reorganized Cumulus

GUARANTORS:	The direct parent of Reorganized Cumulus (the “Parent”) and all present and future wholly-owned subsidiaries of the Parent (subject to exceptions that are substantially consistent with those set forth in the Existing Credit Agreement, excluding any exception for Unrestricted Subsidiaries) (collectively, the “Guarantors”).

AMOUNT OF NEW FIRST LIEN DEBT:

$1.3 billion.

There will no ability for the Borrower or its Subsidiaries to incur or obtain any incremental term or revolving loans (or commitments) under the documentation evidencing the New First Lien Debt.

ADMINISTRATIVE AGENT:	JPMorgan Chase Bank, N.A. (or, to the extent JPMorgan Chase Bank, N.A. does not serve in such capacity, another institution selected by the Term Lender Group and reasonably acceptable to the Borrower) (the “Agent”)

INTEREST RATE:	LIBOR plus 4.50% per annum., subject to a LIBOR floor of 1.00% (the “LIBOR Loans”) or, at the Borrower’s option, ABR plus 3.50% per annum, subject to a ABR floor of 2.00%.

MATURITY DATE:	May 15, 2022

AMORTIZATION:	One percent (1%) of the aggregate outstanding principal amount of the New First Lien Debt as of the Effective Date shall be payable annually to be repaid in equal quarterly installments. The remainder of the aggregate outstanding principal amount of the New First Lien Debt shall be payable at maturity. Scheduled amortization payments to be reduced by all optional prepayments and mandatory prepayments (e.g., prepayments made with asset sale proceeds) in inverse order of maturity.

[1]	Capitalized terms used herein and not defined herein shall have the meanings set forth in the Term Sheet to which this Annex B is attached, or if not defined in the Term Sheet, in the Credit Agreement referred to in the Term Sheet (such Credit Agreement, the “Existing Credit Agreement”).

SECURITY:

The New First Lien Debt will be secured by first priority security interests in all the assets of the Borrower and the Guarantors in a manner substantially consistent with the Existing Credit Agreement; provided, that (i) the Borrower and Guarantors shall not be required to grant a lien on any real property that is not owned US real property, (ii) any real property assets having a value of less than $500,000 shall either be (x) subject to a mortgage in favor of the Administrative Agent or (y) excluded from any requirement to obtain a mortgage; provided that the aggregate value of all real properties not subject to a mortgage in favor of the Administrative Agent in reliance of this clause (y) shall not exceed $25.0 million and (iii) if applicable, the New First Lien Debt will be secured by a second priority security interest in accounts receivable and other customary collateral for a receivables-based asset-based credit facility of the Borrower and Guarantors and the proceeds thereof (collectively, “ABL Priority Collateral”) to the extent securing a Permitted Revolver (as defined below), and (to the extent there is a Permitted Revolver) the New First Lien Debt will otherwise be subject to customary cross-lien provisions with such Permitted Revolver. Within 60 days after the Effective Date (or such later date as reasonably agreed by the Agent), the Borrower and Guarantors will enter into control agreements in favor of the Agent on all deposit accounts (other than certain customary exceptions to be agreed, including tax, payroll and trust accounts, zero balance accounts, sweep accounts and accounts with a value equal to or lower than an average monthly balance of $500,000 (subject to an aggregate exclusion of $5.0 million for such accounts with an average monthly balance that is equal to or lower than $500,000)).

The Borrower and Guarantors shall have up to 180 days after the Effective Date (or such later date as agreed by the Agent), to execute and deliver any mortgages or other related documentation to perfect any liens required to be granted over any real property.

The priority of the security interests and related creditor rights between the New First Lien Debt and a Permitted Revolver will be set forth in an intercreditor agreement customary for facilities of this type and otherwise on terms and conditions reasonably satisfactory to the Term Lender Group and the Borrower.

MANDATORY PREPAYMENTS

The New First Lien Debt will be subject to mandatory prepayment on substantially similar terms as are set forth in the Existing Credit Agreement; provided that

(i) all of the cash proceeds of the sale of the Baltimore property, net of actual out of pocket closing costs and applicable taxes required to be paid in cash (and other customary reductions consistent with the definition of “Net Proceeds” in the Existing Credit Agreement), shall be applied to repay the New First Lien Debt;

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(ii) all of the cash proceeds of the sale of (x) other real estate or (y) other assets not used in the normal course of business, in each case net of actual out of pocket closing costs and applicable taxes required to be paid in cash (and other customary reductions consistent with the definition of “Net Proceeds” in the Existing Credit Agreement), shall be applied to repay the New First Lien Debt;

(iii) Net Cash Proceeds (as defined in the Existing Credit Agreement) of the sale of operating assets used in the ordinary course of business may, at the option of the Borrower, be either (x) reinvested solely during the 12 month period following such sale in other assets that are useful in the business of the Borrower and Guarantors, but only to the extent such assets are (or will become) Collateral or (y) applied to repay the First Lien Debt;

(iv) any rights to reinvest asset sale proceeds will not include the right to apply such proceeds to maintenance operating expenses; but will, for the avoidance of doubt, include the right to apply such proceeds to maintenance or other capital expenditures;

(v) unrestricted cash of the Borrower and its Subsidiaries above $35 million on the Effective Date will be swept to repay the New First Lien Debt on the Effective Date, which amount will be calculated on the Effective Date net of any payments made or to be made in satisfaction of the Put/Call Agreement that are reasonably acceptable to the Term Lender Group;

(vi) commencing with the fiscal year of Borrower ending on or about December 31, 2018, 75% of Excess Cash Flow, with a reduction to 50% based upon achievement of Consolidated Total Net Leverage Ratio not exceeding 4.5 to 1.0; provided that any voluntary par prepayments of the New First Lien Debt or permitted repurchases of the New First Lien Debt (as set forth below under the section of this term sheet entitled “Optional Prepayments”) shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis (and, in the case of the New First Lien Debt prepaid or repurchased at a discount to par, with such reduction of the amount of Excess Cash Flow prepayments being equal to the amount of cash spent to make such prepayment or repurchase (as opposed to the face amount of loans so prepaid)) to the extent such prepayment is financed with Internally Generated Cash (as defined below).

OPTIONAL PREPAYMENTS:	For a period of 6 months following issuance of the New First Lien Debt (the “Call Protection Period”), the New First Lien Debt may be voluntarily prepaid in whole or in part only if such voluntary prepayment is accompanied by a premium equal to 1% of the principal amount of the outstanding New First Lien Debt so prepaid. Upon expiration of the Call Protection Period, the New First Lien Debt may be voluntarily prepaid in whole or in part without premium or penalty, except for any breakage costs associated with LIBOR Loans. In addition, the New First Lien Debt shall be permitted to be prepaid or repurchased at a discount to par consistent with the Existing Credit Agreement, except that (x) such prepayments and repurchases shall be limited to $50 million per year, (y) after giving effect to any such prepayment or repurchase, the Borrower and its Subsidiaries shall have cash and availability under a Permitted Revolver of at least $25 million in the aggregate and (z) any such prepaid or repurchased First Lien Debt shall be automatically cancelled.

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REPRESENTATIONS AND WARRANTIES:	Substantially similar to those set forth in the Existing Credit Agreement, with such changes as are agreed to by the Borrower and the Term Lender Group.

AFFIRMATIVE COVENANTS:	Substantially similar to those set forth in the Existing Credit Agreement, with such changes as are set forth below under the section of this term sheet entitled “Certain Specified Exceptions” or as are otherwise agreed to by the Borrower and the Term Lender Group.

NEGATIVE COVENANTS:	Substantially similar to those set forth in the Existing Credit Agreement, with such changes as are set forth below under the section of this term sheet entitled “Certain Specified Exceptions” or as are otherwise agreed to by the Borrower and the Term Lender Group. For the avoidance of doubt, the affirmative covenant set forth in Section 7.13 of the Existing Credit Agreement shall continue to apply to the New First Lien Debt, including the provisions thereof requiring that the Borrower use commercially reasonable efforts to obtain and maintain ratings from Moody’s and Standard & Poor’s for the New First Lien Debt.

FINANCIAL COVENANTS:	No maintenance financial covenants.

CERTAIN SPECIFIED EXCEPTIONS	The documentation evidencing the New First Lien Debt will contain terms and provisions that are substantially consistent with those set forth in the Existing Credit Agreement, except (w) as otherwise set forth in this term sheet, (x) as otherwise agreed to by the Borrower and the Term Lender Group, (y) to remove provisions that are no longer relevant for the New First Lien Debt and (z) for the revisions listed on Schedule I to this Annex B.

EVENTS OF DEFAULT:	Substantially similar to those set forth in the Existing Credit Agreement, with such changes as are agreed to by the Borrower and the Term Lender Group.

CONDITIONS PRECEDENT:	Substantially similar to those set forth in the Existing Credit Agreement, with such changes as are agreed to by the Borrower and the Term Lender Group.

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ASSIGNMENTS:	Substantially similar to those set forth in the Existing Credit Agreement, with the removal of assignments to Affiliated Lenders (except for, the avoidance of doubt, repurchases at a discount as and to the extent provided under the section of this term sheet entitled Optional Prepayments) and such other changes as are agreed to by the Borrower and the Term Lender Group.

AMENDMENTS, WAIVERS AND CONSENTS:	Substantially similar to those set forth in the Existing Credit Agreement, with such changes as are agreed to by the Borrower and the Term Lender Group.

GOVERNING LAW:	New York.

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SCHEDULE I to ANNEX B

PROVISION IN EXISTING CREDIT AGREEMENT	CHANGE TO BE MADE
Provisions relating to the revolving credit facility provided in the Existing Credit Agreement

Provisions removed.

Borrower and the Guarantors will be permitted to obtain a new revolving credit facility (which may or may not be an ABL) or a receivable securitization facility (but not both) secured by some or all of the collateral securing the New First Lien Debt; provided, that (i) the aggregate principal amount of such revolving credit facility or securitization facility (including the commitments thereunder) shall not at any time exceed $50 million, (ii) any cash-flow revolving credit facility may be secured by the Collateral on a pari passu basis with the New First Lien Debt, (iii) in the case of a revolving credit facility in the form of an ABL, except for liens on ABL Priority Collateral (which liens on such ABL Priority Collateral securing the ABL may be senior to the liens on such ABL Priority Collateral securing the New First Lien Debt), the liens securing the New First Lien Debt shall be senior to the liens securing such new revolving credit facility and (iv) in the case of a revolving credit facility (other than a securitization facility), such liens shall be subject to an intercreditor agreement, which shall be customary for transactions of this type and otherwise on terms and conditions reasonably satisfactory to the Required Lenders (such revolving facility or securitization facility satisfying the requirements herein being referred to herein as a “Permitted Revolver”). Except as provided above, the terms and provisions regarding a securitization facility in the documentation evidencing the New First Lien Debt shall be substantially consistent with those set forth in the Existing Credit Agreement.

Available Amount (and related uses throughout Existing Credit Agreement)	Provisions remain with removal of parts of the definition that are no longer relevant except that (i) the starting amount (clause (a) of the definition of Available Amount) shall be $50 million and (ii) the Available Amount shall only be permitted to be used to increase the amount of Investments by the Borrower and its Restricted Subsidiaries (and not for Restricted Payments or any other purpose)

Change in Control

Clause (a) of the definition revised to provide as follows:

“(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Restatement Effective Date), of Capital Stock representing more than 50% of the aggregate ordinary active voting power represented by the issued and outstanding Capital Stock of Parent”.

Clause (b) of the definition revised to provide as follows:

“(b) [reserved].”

This provision would relate to whether the acquisition of voting Capital Stock is as a result of a merger transaction with the Parent or otherwise.

Consolidated EBITDA

Addback in clause (iii) for extraordinary cash losses capped at $20 million in the aggregate for any applicable four (4) fiscal quarter period

Addback in clause (m) for cost savings and synergies capped at $20 million in the aggregate for any applicable four (4) fiscal quarter period

Addback in clause (n) for monitoring fees, management fees or similar fees paid to Affiliates removed

Addback to be included with respect to Restructuring Related Expenses (as defined below).

Provisions in the definitions of Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio relating to unrestricted cash and Cash Equivalents that can be netted against applicable debt	Requirement added that the cash and Cash Equivalents netted has to be subject to a first priority perfected Lien in favor of the Administrative Agent or, in the case of Cash and Cash Equivalents constituting ABL Priority Collateral, a second priority perfected lien.

Excess Cash Flow

Deductions listed in clauses (b)(ii), (b)(iii), (b)(vi) and (b)(vii) of the definition of Excess Cash Flow permitted only to the extent financed with Internally Generated Cash.

“Internally Generated Cash” to be defined as cash generated from the operations of the business of Borrower and its Restricted Subsidiaries; provided that, notwithstanding the forgoing, “Internally Generated Cash” shall not include (i) the proceeds of any long-term Indebtedness (other than revolving indebtedness), (ii) the proceeds of the issuance of any Capital Stock, (iii) the proceeds of any Reinvestment Deferred Amount or (iv) solely to the extent not increasing consolidated net income of the Borrower during the applicable period, the proceeds of any insurance, indemnification or other payments from non-Loan Party Affiliates.

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Excess Cash Flow to also contain a deduction in clause (b) of the definition thereof for, to the extent not reducing consolidated net income of the Borrower for the applicable period, the amount of unpaid administrative costs and unpaid professional fees in connection with the Restructuring (the “Restructuring Related Expenses”) that have not been deducted from Excess Cash Flow (or otherwise reduced Excess Cash Flow or consolidated net income) in a prior period.

Permitted Refinancing	The definition of Permitted Refinancing to add a requirement that to the extent the Indebtedness being refinanced is unsecured, the refinancing Indebtedness shall be unsecured

Unrestricted Subsidiaries	All provisions relating to Unrestricted Subsidiaries (including, without limitation, the ability of the Borrower to designate Unrestricted Subsidiaries) to be removed

Incremental Facilities	All provisions relating to Incremental Facilities (including, without limitation, the provisions of Section 4.25 of the Credit Agreement permitting the Borrower to obtain an Incremental Facility) to be removed

Section 7.10 [Pledges of Capital Stock of joint ventures]	Add requirement, solely with respect to new joint ventures formed after the Effective Date, to have the Capital Stock of such joint venture pledged to the Administrative Agent to secure the Obligations (or, to the extent not permitted under the applicable organizations documents of the applicable joint venture, the Borrower or applicable Subsidiary shall use commercially reasonable efforts to have such Capital Stock held by a Subsidiary Guarantor that does not have (x) any other assets (other than the Capital Stock of other such joint ventures) and (y) any other Indebtedness or material liabilities, other than the New First Lien Debt)

Section 8.2(f) [Indebtedness assumed or acquired in a Permitted Acquisition by a non-Loan Party]	Reduce basket from $75 million to $25 million

Section 8.2(g) [Letters of credit basket]	Increase basket for letters of credit from $10 million to $20 million (and allow cash to be deposited with the applicable letter of credit issuers up to 105% of the face amount of such letters of credit to backstop or cash collateralize such letters of credit)

Section 8.2(j) [Purchase money indebtedness and capital leases]	Decrease basket from $100 million to $25 million

Section 8.2(o) [Unlimited incurrences of Indebtedness if Consolidated Total Net Leverage Ratio is less than or equal to 6.25 to 1.00]	Delete in its entirety, and instead provide a $10 million basket for incurrences of debt secured on a junior lien basis.

Section 8.2(p) [General debt basket for unsecured debt]	Revise to provide a basket for unsecured Indebtedness at any time outstanding in an amount not to exceed the greater of (x) $50 million and (y) such amount that would not cause the Consolidated Total Leverage Ratio to exceed 5.5x

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Section 8.2(q) [Basket for junior lien secured or unsecured notes]	Delete in its entirety

Section 8.3(p) [General basket for liens incurred in the ordinary course of business]	Replace with a $10 million basket

Section 8.3(z) [General basket for liens that are pari passu or junior to the Obligations]	Delete in its entirety

Section 8.3(bb) [Basket for liens securing junior lien secured or unsecured notes]	Delete in its entirety

Section 8.5 [Restriction on transfers of all or substantially all of the assets of the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary or Foreign Subsidiary]	Replace this provision with a restriction on transfers of all or substantially all of the assets of the Borrower or any Restricted Subsidiary to any Person that is not the Borrower or a Subsidiary Guarantor

Section 8.6(c) [Sales, leases or transfers to the Borrower or a wholly-owned Restricted Subsidiary that is a Domestic Subsidiary]	Revise this provision to just allow a Restricted Subsidiary to consummate sales, leases and transfers to the Borrower or to a wholly-owned Restricted Subsidiary that is a Domestic Subsidiary of the Borrower and a Guarantor

Section 8.7(b) [Investments in Subsidiaries that are not Subsidiary Guarantors]	Decrease basket from $25 million to $10 million

Section 8.7(k) [Permitted Acquisitions]

Limitation on acquisitions of Persons that do not become Subsidiaries Guarantors deleted and replaced with an overall cap on Permitted Acquisitions of $75 million.

Ratio test in clause (ii) remains the same.

Section 8.7(u) [General investment basket]	Reduce basket to $50 million

Section 8.8(c) and (d) [Management stock buybacks and payments under employee benefit plans]	Combine into a single basket of $5 million per year, with a carryforward of unused amounts up to a $10 million maximum amount in any year

Section 8.8(b) [General basket for Restricted Payments]	Basket changed to be a $10 million per fiscal year basket for dividends and distributions and stock repurchases

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Annex C

CUMULUS MEDIA INC.

MANAGEMENT INCENTIVE PLAN

CUMULUS MEDIA INC.

MANAGEMENT INCENTIVE PLAN

The following term sheet (this “Term Sheet”) summarizes the principal terms of an Management Incentive Plan (the “Plan”) to be sponsored by Cumulus Media Inc. (the “Company”) and its subsidiaries (collectively, the “Company Group”) and of grants to be made under the Plan upon the effectiveness of the Company’s confirmed plan of reorganization (“Emergence”).

Overview:

•    Incentive Equity Pool. There will be reserved, exclusively for members of the Company’s board of directors and senior management employees, a pool of equity equal to 10% of the Company’s common stock outstanding at Emergence on a fully diluted and fully distributed basis (such reserve, the “EIP Pool”), with 9.25% of the EIP Pool allocated for senior management employees (the “Management Pool”) and 0.75% of the EIP Pool (the “Board Pool”) allocated for members of the new Board of Directors of the Company (the “New Board”). The precise amount of equity and number of shares to be reserved will be determined in a manner consistent with the intended effect of this Term Sheet.

•    Emergence Grants. Fifty-five percent (55%) of the Management Pool will be allocated at Emergence (the “Emergence Grants”) in accordance with this Term Sheet and the allocations set forth on Appendix A. Each Emergence Grant will be 50% in the form of restricted stock units (“RSUs”) and 50% in the form of five (5) year stock options (“Options”) priced at a per share value equating to $513.77 million equity value.

•    Other Awards. The forty-five percent (45%) remaining balance of the Management Pool (the “Other Awards”) will be granted to the Company’s senior management after Emergence in the form of equity-based awards as determined by the New Board, after consultation with the Compensation Committee and taking into consideration the then prevailing practices of the Company’s publicly traded peer group.

•    Board Pool. The Board Pool will be issued as RSUs and/or Options allocated evenly among the non-executive members of the New Board at Emergence, except that a non-executive Chairman may receive up to a double allocation with the approval of the Steering Committee.

•    2018 Incentive Cash Compensation. Management agrees to tie target 2018 incentive cash compensation to $236 million of EBITDA for 2018.

Vesting:

•    Normal Vesting. Subject to an Executive’s continued employment through each applicable vesting date, the Emergence Grants will vest as follows:

•    50% of the RSUs will vest in ratable installments on 12/31/18, 12/31/19 and 12/31/20 based upon achieving the target EBITDA of $236 million, $246 million, and $270 million, respectively, with 50% of each installment vesting on such date based upon achieving between 90% and 100% of the target EBITDA for such year (with linear interpolation between achieving 90% to 100% of the respective target EBITDA above)

•    50% of the RSUs and 100% of the Options will vest in ratable installments on the first four (4) anniversaries of the Emergence Date on the following schedule: 30%/30%/20%/20%.

•    Accelerated Vesting Upon Termination Without Cause, for Good Reason or Due to Death or Disability. If an Executive is terminated without Cause, terminates for Good Reason or is terminated due to death or disability (any such termination, a “Qualifying Termination”), the Executive will become vested in an additional tranche of the Executive’s unvested Emergence Grant as if the Executive’s employment continued for one additional year following the Qualifying Termination date; provided that with respect to the Senior Executives listed on Appendix A, (i) an amount equal to 50% of the unvested components of the Emergence Grant will accelerate and vest (75% if such termination occurs on or before the first anniversary of Emergence) and (ii) vested Options will remain outstanding until the expiration date of the Option.

•    Accelerated Vesting Upon a Change in Control. If an Executive’ employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case, within 3 months prior to, or within twelve (12) months following, a Change in Control, 100% of the Executive’s unvested RSUs and Options will accelerate and vest. For the sake of clarity, Options may be terminated in connection with a Change in Control upon payment of an amount equal to the intrinsic value thereof (as opposed to Black Scholes value).

Final Documentation:	The final documentation related to Emergence Grants shall not contain any material restrictions, limitations or additional obligations that are not set forth in this Term Sheet or in an Executive’s existing employment agreement.

Appendix A

Position	Emergence Grant: % of Emergence Pool
President & CEO*	30%
CFO*	15%
Members of Key Leadership**	25%
Other Leaders**	20%
Other Employees**	10%

100.00%

*	Senior Executive
**	Amounts within these bands to be allocated by the CEO in consultation with the New Board. To the extent not fully allocated, the CEO may allocate within other groups (for the avoidance of doubt, the CEO cannot allocate additional equity to the CEO or the CFO).

EXHIBIT B TO THE RESTRUCTURING SUPPORT AGREEMENT

Agreement to be Bound by RSA

Agreement to be Bound by RSA

This Joinder Agreement to that certain Restructuring Support Agreement entered into as of [                    ], 2017 by and among the Consenting Term Loan Lenders, the Consenting Equityholders, and the Company, attached hereto as Exhibit 1 (as amended, modified, restated, or amended and restated from time to time in accordance with its terms, the “Restructuring Support Agreement”), is hereby executed and delivered by [●] (the “Joining Party”) as of [●], 201[    ].

Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Restructuring Support Agreement.

Agreement to be Bound. The Joining Party hereby agrees, on a several, but not joint, basis, to be bound by the Restructuring Support Agreement in accordance with its terms. The Joining Party shall hereafter be deemed to be a Consenting Term Loan Lender for any and all purposes under the Restructuring Support Agreement. In the event of any inconsistency between this Joinder Agreement and the Restructuring Support Agreement, the Restructuring Support Agreement shall control in all respects.

Representations and Warranties. The Joining Party hereby makes the representations and warranties of the Consenting Term Loan Lenders set forth in Section 15 of the Restructuring Support Agreement to each other Party to the Restructuring Support Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

Date executed: [                    ], 201[    ]

[NAME OF TRANSFEREE]

By:
Name:
Title: